EXHIBIT (a)(1)(ix)

MEDILOGISTICS CORP. ANNOUNCES EXTENSION OF THE TENDER OFFER TO
PURCHASE ALL DS HEALTHCARE GROUP, INC. COMMON STOCK

MIAMI, Fla., June 12, 2018 — Medilogistics Corp., a Florida corporation and wholly-owned subsidiary of Medilogistics LLC, a Delaware limited liability corporation, formed by Fernando Tamez Gutierrez and Miguel Gomez Mont (together, the “Bidders”), in connection with its previously announced tender offer (the “Offer”) to purchase all outstanding shares of common stock of DS Healthcare Group, Inc. (OTC Markets: DSKX) for $0.07 per share plus one contingent value right per share, announced that the Offer is now scheduled to expire at 5:00 P.M., New York City time, on June 22, 2018, unless extended or terminated in accordance with the terms and conditions of the Offer. All other terms and conditions of the Offer remain unchanged.

The Depositary and Information Agent has advised the Bidders that, as of 5:00 p.m. New York City time, on June 11, 2018, 16,238,375 shares have been validly tendered by shareholders and not withdrawn.

Copies of the offer to purchase, letter of transmittal and other related material are available free of charge from Kingsdale Advisors, the Depositary and Information Agent for the tender offer, toll-free at 1-866-229-8651.

About Medilogistics Corp.

Medilogistics Corp., a Florida corporation and wholly-owned subsidiary of Medilogistics LLC, a Delaware limited liability corporation, was formed for the sole purpose of the Offer by Fernando Tamez Gutierrez and Miguel Gomez Mont.

Additional Information

This communication is neither an offer to purchase nor a solicitation of an offer to sell any shares of the capital stock of DS Healthcare Group, Inc. (“DS Healthcare”) or any other securities. Medilogistics Corp. has filed a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and related documents, with the United States Securities and Exchange Commission (the “SEC”). INVESTORS AND SHAREHOLDERS ARE URGED TO READ THE TENDER OFFER STATEMENT, AS FILED AND AS IT MAY BE AMENDED FROM TIME TO TIME, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors and shareholders may obtain a free copy of these statements and other documents filed with the SEC at the website maintained by the SEC at www.sec.gov or by directing such requests to Kingsdale Advisors, toll-free, at 1-866-229-8651.

CONTACT:

Ian Robertson

Executive Vice President

Communication Strategy

Kingsdale Advisors

Direct: 646-651-1640

Cell: 647-621-2646

Email: irobertson@kingsdaleadvisors.com

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